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Confidential

Presentation to:

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF WESTFIELD AMERICA, INC.

Regarding:

PROJECT RACECAR

February 12, 2001

LEHMAN BROTHERS

Table of Contents

I.	Executive Summary
II.	Summary of Offer Terms
III.	Financial Analysis
Appendices
A. Draft of Fairness Opinion
B. Detailed NAV Analysis
C. Price/Volume Charts for WEA and Comparables

LEHMAN BROTHERS

Executive Summary

•
Today, Westfield America Trust ("WAT") submitted a verbal but contingent tender offer (the "Offer") to acquire all outstanding shares of common stock of Westfield America, Inc. ("WEA" or the "Company") other than stock owned by WAT, Westfield Holdings Limited, Westfield American Investments Pty. Limited, Westfield America Management Limited and Westfield Corporation, Inc. (the "Other Affiliates") for a purchase price of $15.75 to $16.00 per share in cash.

•
The offer is contingent on the following:

•
WAT share price of A$1.54 or greater (WAT shares closed at A$1.54 on 2/12/01);

•
Exchange rate of $0.54 or greater (exchange rate as of 2/12/01 is $0.54);

•
Underwritten offering by Merrill Lynch and UBS Warburg; and

•
Executed Merger Agreement.

     LEHMAN BROTHERS

Executive Summary

•
Lehman Brothers has been requested by the Special Committee of the Board of Directors of WEA to render an opinion (the "Opinion") as to the fairness from a financial point of view, of the Offer to the common stockholders.

•
Lehman Brothers was not authorized to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of the Company or any of its properties.

•
In order to be able to render such Opinion, Lehman Brothers has completed significant due diligence which included the following:

•
Meetings with the Company's management in which we discussed the Company's portfolio, strategy, growth plans, financial condition and capital plan;

•
Analysis of the Company's historical financial results and future projections;

•
Review of the Company's properties including site visits to over half of the Company's 39 malls;

•
Review of the Company's liabilities; and

•
Comparison of the Company with other comparable companies in the regional mall industry.

•
If the Special Committee is prepared to accept the Offer and recommend it to the Board, Lehman Brothers is prepared to issue the Opinion to the Special Committee of which a draft is included as Appendix A herein.

     LEHMAN BROTHERS

Executive Summary

•
The Offer represents a 13.4% premium to WEA's recent closing price on February 9, 2001 of $14.11 per share.

•
As shown on the chart above, the Offer falls within the range of Lehman Brothers' Dividend Discount Model and Net Asset Value Analysis as well as the target prices published by third party research analysts that follow the Company.

     LEHMAN BROTHERS

Executive Summary

•
The transaction consideration of $16.00 per share equates to $264 million of total consideration and implies a total enterprise value of approximately $4.7 billion.

Company Capitalization Table(1)

($ millions)
Secured Debt	$1,796.3
Other Debt	684.1
JV Debt	414.0

Total Debt	$2,894.4	Conversion Price

Series C Preferred (Liquidation Value)	$125.0	$18.00
Series D Preferred (Liquidation Value)	150.0	$18.00
Series E Preferred (Liquidation Value)	86.0	$18.00
Series F Preferred (Liquidation Value)	52.5	$19.42

Total Preferred	$413.5
Tender Price	$16.00
Shares, Units or Equivalents	87(2)

Total Equity	$1,388.9
Total Enterprise Value	$4,696.7

(1)
Represents the capitalization of the Operating Partnership of which WEA is the GP.

(2)
Includes the assumed conversion of the Series A and B preferred stock which are convertible at $16.01 and $15.00 per share, respectively.

     LEHMAN BROTHERS

Executive Summary

•
WEA's publicly traded common shares represent a 15.4% interest in the Westfield America Limited Partnership (the "Operating Partnership").

•
WEA conducts its business through its 97.1% controlling interest in the Operating Partnership. The remaining 2.9% of the Operating Partnership is owned in the form of Operating Partnership Units and Investor Unit Rights.

•
WAT's sole asset is its 56.9% economic interest in the Operating Partnership.

Overall Ownership (Fully Diluted)

	Shares or Equivalents	Units	Total	Percent
WHL	16.8	2.7	19.6	18.3%
WAT	60.8	—	60.8	56.9%

Total Insider	77.7	2.7	80.4	75.2%
Security Capital	6.9	—	6.9	6.5%
Public	16.5	—	16.5	15.4%
Third Party Unit Holders	N/A	3.1	3.1	2.9%

Total Outsider	23.4	3.1	26.5	24.8%
TOTAL	101.1	5.8	106.9	100.0%

     LEHMAN BROTHERS

Summary of Offer Terms

•
The significant details of the Offer and the Merger Agreement are summarized below.

Transaction:	A Merger Agreement will be entered into among WAT, WEA and a newly formed, wholly owned subsidiary of WAT (the "Merger Sub"). The Merger Agreement will call for, among other things:
	•	The Offer; and
	•	Following completion of the Offer, Merger Sub would be merged with and into WEA and the holders of outstanding shares would also receive 16.00 per share.
Consideration:	$16.00 per share in cash.
Consideration (OP Units):	OP Unitholders will be entitled to receive no less than the price paid in the Offer for one year after the effective time of the Merger.
Conditions:	-	WAT share price of A$1.54 or greater (WAT shares closed at A$1.54 on 2/12/01);
	-	Exchange rate of $0.54 or greater (exchange rate as of 2/12/01 is $0.54); and
	-	Underwritten offering by Merrill Lynch and UBS Warburg.
Minimum Condition:
None. This means that, once the Offer and the Merger Agreement are approved by the Board, the public shareholders will have no ability or discretion to prevent the Merger. (See Stockholder Approval below.)

     LEHMAN BROTHERS

Summary of Offer Terms

Form of Merger:	Probably Long Form because transferring shares from the Other Affiliates to WAT will have adverse tax consequences.
Stockholder Approval:	Two-thirds of outstanding common stock of WEA. WAT, together with its affiliates, has the power to approve the Merger unilaterally.
No Solicitation:	WEA agrees not to solicit, engage in discussions or negotiate any proposal to acquire WEA.
Interim Dividend:	WAT will pay the pro rata share of the first or second quarter dividend, as the case may be based on the timing of the closing of the Offer.
Timing:
The Offer would be commenced within 12 business days after the execution of the Merger Agreement. WAT would not be permitted to purchase shares in the Offer for a minimum of 20 business days after the Offer is commenced.
Series C Preferred:
WAT has reached a separate agreement with the owner of the Series C Preferred, Security Capital Preferred Growth, to amend the terms of the preferred. This agreement is discussed in further detail in Section III Financial Analysis—Security Capital Preferred.

     LEHMAN BROTHERS

Financial Analysis

•
Lehman Brothers utilized the following valuation methodologies in evaluating the Offer:

•
Stock Trading Analysis;

•
Comparable Company Analysis;

•
Comparable Transaction Analysis;

•
Net Asset Value Analysis;

•
Dividend Discount Model;

•
Analysis of third-party research reports; and

•
Analysis of the consideration being offered to Security Capital.

•
Lehman Brothers also considered various qualitative factors in applying these methodologies:

•
Projected growth of WEA's future FFO;

•
WEA's corporate structure, specifically regarding its third party management, development, and advisory fee contracts;

•
The current retail environment and potential impact of recent retail bankruptcies including Montgomery Wards; and

•
Current control of WAT due to its majority ownership of WEA.

     LEHMAN BROTHERS

Financial Analysis

•
The tender offer price of $16.00 is within the range of values for WEA computed utilizing the valuation methodologies outlined below.

Valuation Methodology	Range of Values
Stock Trading Analysis (5/16/97-2/9/01)	$12.31—$18.56
Net Asset Value Analysis	$15.40—$18.61
Dividend Discount Model Analysis	$13.86—$19.33
Third Party 12-month Price Target	$13.82—$17.00

WEA Current (2/9/01)	$14.11

Proposed Consideration	$16.00

•
The analyses outlined above are summarized in the following pages.

     LEHMAN BROTHERS

Financial Analysis—Stock Trading Analysis

•
WEA went public at $15.00 per share on May 16, 1997 in a $270 million IPO.

•
WEA's recent closing price of $14.11 per share is 5.9% below its IPO price.

•
Since its IPO, WEA has delivered a total return of 28.8% (7.1% compounded annually).

     LEHMAN BROTHERS

Financial Analysis—Stock Trading Analysis

•
The chart below summarizes WEA most recent average prices and price appreciation.

Premium to Transaction Price

Range	WEA	Transaction Premium	Comparable(1) Composite
Share Price as of (2/09/01)	$14.11	13.4%	N/A
10—Days Average Ending 2/03/01	14.39	11.2%	N/A
1—Month Average Price	14.43	10.9%	N/A
1—Quarter Average Price	13.82	15.8%	N/A
1—Year Average Price	14.05	13.9%	N/A
Average 5/16/1997 to 2/09/01	15.72	1.8%	N/A
1—Month Price Appreciation	(0.5%)	N/A	10.8%
1—Quarter Price Appreciation	5.0%	N/A	8.6%
1—Year Price Appreciation	6.0%	N/A	8.0%

(1)
Regional Mall Composite includes CBL & Associates, General Growth Properties, JP Realty Inc., The Macerich Company, The Rouse Company, Simon Property Group Inc., and Taubman Centers Inc.

     LEHMAN BROTHERS

Financial Analysis—Stock Trading Analysis

     LEHMAN BROTHERS

Financial Analysis—Comparable Company Analysis

•
The chart below outlines the comparison of WEA with its comparable companies:

Regional Mall REITs Comparable Analysis

				Market Capitalization
	Regional Mall REITs	Price 02/09/01	Dividend Yield	Net Debt(1)	Preferred Stock	Equity Value	Firm Value(2)	Net Debt/ Firm Value	EBITDA/ Firm Value	2001(E) FFO Multiple(3)		2002 (E) FFO Multiple(3)
($ in millions, except pershare data)

CBL(4)	CBL & Associates	$27.38	7.5%	$1,433	$72	$1,010	$2,515	57.0%	9.5%	7.0	x	6.4	x
GGP	General Growth Properties	$34.08	6.2%	4,389	0	2,455	6,844	64.1%	9.5%	6.8	x	6.1	x
JPR	JP Realty Inc.	$18.34	10.8%	451	116	371	938	48.1%	9.9%	6.6	x	6.2	x
MAC	The Macerich Company	$20.67	10.3%	2,225	250	933	3,408	65.3%	8.7%	6.9	x	6.5	x
RSE	The Rouse Company	$25.95	5.1%	3,747	349	1,810	5,907	63.4%	8.7%	7.2	x	6.6	x
SPG	Simon Property Group Inc.	$25.36	8.0%	10,769	1,059	6,009	17,836	60.4%	9.1%	7.1	x	6.6	x
TCO	Taubman Centers Inc.	$11.50	8.7%	1,567	300	979	2,846	55.1%	7.4%	8.2	x	7.2	x
	Average		8.1%					59.1%	9.0%	7.1	x	6.5	x
WEA(5)	Westfield America Inc.	$14.11	10.5%	2,850	413	1,225	4,533	62.9%	8.3%	7.3	x	7.1	x
	Variance		30.0%					6.5%	-7.4%	3.2%		8.5%
WEA(6)	Westfield America Inc.	$16.00	9.3%	2,850	413	1,389	4,697	60.7%	8.0%	8.3	x	8.0	x
	Variance		14.7%					2.8%	-10.6%	17.0%		23.0%

    Source: SNL REIT Database. 1999 10-K and 2000 3Q 10Q, unless otherwise noted.

(1)
Net Debt = Consolidated debt (including JV Debt)—cash.

(2)
Firm Value = Equity Value + Preferred Stock + Net Debt.

(3)
FFO estimates are based on First Call Consensus Estimates.

(4)
Does not include Merger with Jacobs.

(5)
Closing Price as of 02/09/01.

(6)
Tender Price of $16.00.

     LEHMAN BROTHERS

Financial Analysis—Comparable Company Analysis

•
At its recent price of $14.11 per share, WEA's valuation measures put the Company within the range of its comparable universe.

•
At the tender price of $16.00 per share, WEA's valuation measures would put the Company at the top of its comparable universe giving it the second lowest EBITDA yield and highest 2001 and 2002 FFO multiples.

•
The chart below summarizes these valuation measures for WEA and its comparables.

Summary of Comps

Comps	EBITDA Yield	2001 FFO	2002 FFO	Dividend Yield
WEA at $14.11	8.3%	7.3x	7.1x	10.5%
WEA at $16.00	8.0%	8.3x	8.0x	9.3%
High of Comps	9.9%	8.2x	7.2x	10.8%
Low of Comps	7.4%	6.6x	6.1x	5.1%
Average of Comps	9.0%	7.1x	6.5x	8.1%
Median of Comps	9.1%	7.0x	6.5x	8.0%

     LEHMAN BROTHERS

Financial Analysis—Comparable Transaction Analysis

•
Lehman Brothers compared the principal terms of the Transaction with those of two other recent regional mall portfolio transactions that we deemed to be comparable. We limited our analysis to portfolios with a value of greater than $1 billion.

•
In September 2000, Rodamco purchased Urban Shopping Centers (NYSE:URB) for a total consideration of $3.4 billion. Urban owned 22 regional malls.

•
In September 2000, CBL & Associates announced the $1.225 billion acquisition of 21 regional malls and 2 associated centers owned by the Richard E. Jacobs Group, a private owner and operator of regional malls.

•
The chart below summarizes the relevant valuation metrics for the Transaction and the comparable transactions. (Some of the statistics shown are estimates based on third party research.)

Comparable Transaction Analysis

Acquiror	Target	Premium to Closing Price	Cap Rate	Sales per Square Foot	Occupancy
Rodamco	Urban Shopping Centers	39.0%	7.6%	$429	93.1%
CBL & Associates	Richard Jacobs Group	N/A	10.7%	$303	87.0%
WAT	WEA	13.4%	8.5%	$354	94.0%
•
The premium and the cap rate on the Transaction are consistent with those of the comparable transactions when considered in the context of the different quality of each of the portfolios. Urban's portfolio was among the best in the industry with few, if any, weak assets. On the other hand, the Jacobs portfolio was lower in overall quality than WEA's portfolio. Accordingly, the CBL cap rate was reported to be in excess of 10.5%.

     LEHMAN BROTHERS

Financial Analysis—Net Asset Value Analysis

•
We analyzed a scenario in which WEA would sell each of its properties individually and then settle its liabilities including the repayment of certain of its preferred stock at liquidation value.

•
For stabilized properties, the standard method of determining market value is to apply a capitalization rate to each asset's forward twelve months projected NOI. The cap rate for each asset, which is also a proxy for a buyer's investment yield, is based on several factors including:

•
Age of asset and physical condition;

•
Tenant quality;

•
Demographic statistics of the center's trade area;

•
Mix and quality of anchor/department stores;

•
Productivity of mall stores (sales PSF); and

•
Future growth/expansion potential of the center.

•
For each asset we applied a market cap rate to determine the base case value and then increased and decreased the cap rate by 25 basis points to come up with downside and upside valuations.

•
For those properties under development, we used a range of values which represented the land or "as is" appraised values of the properties, and varied that value by plus or minus ten percent for the downside and upside cases.

     LEHMAN BROTHERS

Financial Analysis—Net Asset Value Analysis

Net Asset Value

	Downside Valuation	Base Valuation	Upside Valuation
	($ millions)
2001 Portfolio NOI	$413	$413	$413
Cap Rates (weighted average)	9.1%	8.8%	8.6%

Operating Real Estate Assets	$4,550	$4,679	$4,817
Non-Operating Assets(1)	108	114	120
Construction in Progress	111	111	111

Real Estate Assets	$4,769	$4,905	$5,048
Net Current Assets	(31)	(31)	(31)
Cash	44	44	44

Total Assets	$4,782	$4,917	$5,060
Corporate LOC	$(233)	$(233)	$(233)
Capital Notes	(301)	(301)	(301)
Unsecured Bridge Facility	(150)	(150)	(150)
Capital America Secured Facility	(754)	(754)	(754)
Secured Debt—Wholly Owned	(1042)	(1042)	(1042)
Secured Debt—Joint Venture	(414)	(414)	(414)
Preferred Stock (Liquidation Value)	(413)	(413)	(413)
Unrealized Loss on Hedge Instruments	(37)	(37)	(37)

Net Asset Value Before Liquidation Costs	$1,437	$1,572	$1,715
Costs of Liquidation(2)	(100)	(100)	(100)

Net Asset Value	$1,337	$1,472	$1,615
Common Shares Outstanding	87	87	87

NAV Per Share	$15.40	$16.96	$18.61

(1)
For certain assets that are scheduled for redevelopment, appraised value is a more appropriate measure of value.

(2)
Estimated costs of liquidation.

     LEHMAN BROTHERS

Financial Analysis—Net Asset Value Analysis

•
The analysis produced a midpoint for the net asset value range of $16.96 per share. This represents a blended cap rate of 8.8% based on the Company's projected 2001 NOI of $413 million.

•
The individual cap rates on the base case range from a low of 7.50% (Garden State Plaza and Valley Fair) to a high of 12.50% (West Valley). The detailed net asset value analysis is shown in Appendix B.

•
The cash tender offer of $16.00 per share is 5.7% lower than the base case NAV of $16.96 per share.

•
There are several reasons why we think a discount to the midpoint NAV is reasonable.

•
The cash offer is immediate and therefore requires no valuation discount or time value discount whereas an orderly liquidation of the Company could take anywhere from six months to two years.

•
The public shareholders of WEA own a minority position in the Company and do not have any control over exit strategy as long as WAT maintains a controlling position in the Company. Therefore, the public shareholders are in a relatively illiquid position with only one natural buyer.

•
The Company's external advisory structure means that WEA shareholders do not get all of the benefits of increased property performance and improvements in operating margins or economies of scale.

•
WAT has made it clear that they would not consider selling the assets of the Company at this time.

     LEHMAN BROTHERS

Financial Analysis—Dividend Discount Model

•
The Dividend Discount Model (DDM) discounts the projected dividends that an investor would receive through ownership of WEA for the next three years (2001-2003) and then assumes a terminal value for the stock at the end of that period by applying a terminal FFO multiple to the projected 2004 FFO.

•
The assumed terminal multiple is equal to the Company's current 2001 FFO multiple of 7.3x. This multiple is computed based on the Company's estimate of FFO in 2001 of $1.92 per share and the Company's recent closing price of $14.11 per share.

•
The discount rate of 13% is what we estimate is the Company's cost of equity.

Dividend Discount Model

	2001	2002	2003	2004
FFO per Share	$1.92	$2.00	$2.08	$2.18

DDM Calculation:
Dividends Per Share	$1.49	$1.50	$1.51
Future Share Price(1)			$15.91

Dividend and Future Share Price	$1.49	$1.50	$17.42
NPV (at 13% cost of equity)	$16.46

(1)
A 7.3x FFO multiple was applied to the 2004 FFO.

     LEHMAN BROTHERS

Financial Analysis—Dividend Discount Model

•
Lehman Brothers performed a sensitivity analysis on the DDM by varying the Cost of Equity and the Terminal FFO—Multiple.

•
The sensitivity provides an NPV per share range of $13.86 (5.9x FFO Multiple; 14.0% Cost of Equity)—$19.33 (8.8x FFO Multiple; 12.0% Cost of Equity). The tender offer price of $16.00 falls within the range of the sensitivity analysis shown below.

DDM Sensitivity Analysis—Price Per Share

		Cost of Equity
		12.0%	12.5%	13.0%	13.5%	14.0%
Terminal	5.9x	$14.29	$14.18	$14.07	$13.97	$13.86
FFO Multiple	7.3x	$16.72	$16.59	$16.46	$16.34	$16.21
	8.8x	$19.33	$19.17	$19.02	$18.88	$18.73

     LEHMAN BROTHERS

Financial Analysis—Third Party Research

•
Lehman Brothers reviewed the target prices and net asset value estimates for the Company as reported by David Shulman at Lehman Brothers, Prudential Securities, Merrill Lynch and Morgan Stanley.

•
The Company is not widely followed by analysts because it has a small public float and a small institutional shareholder base.

•
The recent research from these analysts is summarized in the chart below:

Research Reports

	NAV	Date	12-Month Target Price	Date
Lehman Brothers	$17.70	12/27/00	$13.54/$18.17 (Buy/Sell)	1/3/01
Prudential Securities			$17.00	10/30/00
Merrill Lynch	$17.71	12/15/00	$14.78	12/15/00
Morgan Stanley			$13.82(1)	12/8/00
(1)
Calculated by applying an estimated 2001 FFO Multiple to an estimated 2001 FFO per share.

     LEHMAN BROTHERS

Financial Analysis—Security Capital

•
Security Capital Preferred Growth currently owns 694,445 Series C Cumulative Convertible Redeemable Preferred Shares (the "Series C Preferred").

•
These shares were issued in August and December of 1998 at $180 per share which raised an aggregate $125 million of gross proceeds.

•
The Series C Preferred have the following features:

•
Quarterly cumulative cash dividends equal to the greater of $15.30 per annum (8.50% of par) or 10.0 times the dollar amount of the dividends declared on the common stock;

•
Each share is convertible into 10 shares of WEA common stock (equivalent conversion price of $18.00 per share);

•
WEA has the option to redeem these shares after August 2008 at their liquidation preference of $180 per share; and

•
Security Capital can require WEA to redeem the Series C Preferred (at the liquidation preference) if any one of the following conditions occur.

1)
WEA ceases to qualify as a REIT;

2)
A change in control occurs; or

3)
After August 2008, the common trades at less than $18.00 per share.

LEHMAN BROTHERS

Financial Analysis—Security Capital

•
WAT has negotiated separately with Security Capital and has agreed that the Preferred Shares owned by Security Capital will remain outstanding after the effective time of the Merger.

•
WAT and Security Capital have also agreed to amend the terms of the Series C Preferred Shares to provide for the following significant terms:

Conversion:
Security Capital has the option to exchange its Series C Preferred Shares for WAT Ordinary Units. This option is based on a formula which equates WAT shares to WEA shares based on a trading average for the previous 20 day period for WAT Ordinary Units. Using the greater of this average or the average trading price at the time of the Transaction, the Series C Preferred shares are equated to WAT shares by dividing their liquidation value ($180) by the average trading price for WAT Ordinary Units.
Lock-Out:	The above mentioned provision for exchange into WAT Ordinary Units is permitted at any time.
Dividends:
The greater of 9.3% of the Liquidation Preference per share, increasing annually by 3% or the U.S. dollar equivalent of the distributions paid on the number of WAT ordinary units into which a Preferred Share is then exchangeable.
Put Right:
Provides for a put of $25 million (1/5th of Security Capital's holdings) of Liquidation Preference on the first anniversary of the effective time of the Merger. If not exercised on the first anniversary, it shall be exercisable on the last business day of September 2004.

LEHMAN BROTHERS

Financial Analysis—Security Capital

•
Lehman Brothers used a proprietary convertible preferred valuation model to determine a theoretical market price for Security Capital's Series C Preferred.

•
This model has assumed the following characteristics in calculating the theoretical price for the Series C Preferred Shares:

•
Maturity of 7.5 years (Security Capital has a put right for the Series C Preferred Shares which is allowed to be exercised after August 2008);

•
Cumulative cash dividends equal to the greater of $15.30 per annum per share or an amount equal to 10.0 times the dollar amount per share declared on the Company's common stock during the period;

•
The stock price was assumed to be $14.81 (from the close of February 6, 2001);

•
A range of volatilities from 20% to 30% based on the historical trading prices of WEA's common shares; and

•
A range of credit spreads for WEA ranging from 400 basis points to 700 basis points over comparable Treasury's.

Theoretical Price

		Volatility Assumption
		20%	25%	30%
	T + 400 bps	$18.77	$19.30	$19.84
Credit	T + 500 bps	$18.10	$18.64	$19.17
Spread	T + 600 bps	$17.52	$18.05	$18.58
	T + 700 bps	$17.02	$17.54	$18.05

LEHMAN BROTHERS

Appendix B—Detailed NAV Analysis

Net Asset Value Analysis—West Coast

Visit	Property	Budget NOI CY 2001	Upside Cap Rate	Base Cap Rate	Downside Cap Rate	Upside Valuation	Base Valuation	Downside Valuation
	Capital Mall	$5,593	8.75%	9.00%	9.25%	$63,923	$62,147	$60,468
	Downtown Plaza	14,439	8.75%	9.00%	9.25%	165,020	160,437	156,100
1/10/01	Eagle Rock	2,940	11.75%	12.00%	12.25%	25,018	24,496	23,997
	Eastland	7,272	11.75%	12.00%	12.25%	61,887	60,598	59,361
	Fox Hills	9,505	8.75%	9.00%	9.25%	108,625	105,608	102,754
1/11/01	Horton Plaza	17,302	8.75%	9.00%	9.25%	197,735	192,242	187,046
1/11/01	Mission Valley	10,105	9.25%	9.50%	9.75%	109,242	106,367	103,640
1/11/01	Mission Valley West	2,752	9.75%	10.00%	10.25%	28,231	27,525	26,853
1/11/01	North County Fair	13,105	8.50%	8.75%	9.00%	154,180	149,775	145,615
1/12/01	Oakridge	8,920	8.75%	9.00%	9.25%	101,945	99,113	96,434
	Palm Desert	9,410	8.75%	9.00%	9.25%	107,541	104,553	101,728
	Parkway Plaza	15,570	8.75%	9.00%	9.25%	177,943	173,000	168,324
	Plaza Bonita	11,026	8.75%	9.00%	9.25%	126,007	122,507	119,196
1/11/01	Plaza Camino Real	4,512	9.25%	9.50%	9.75%	48,782	47,499	46,281
1/10/01	Promenade(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1/10/01	Santa Anita	11,980	8.25%	8.50%	8.75%	145,216	140,945	136,918
	Santa Anita Land(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Solano	9,687	8.50%	8.75%	9.00%	113,960	110,704	107,629
1/10/01	Topanga	14,994	8.25%	8.50%	8.75%	181,751	176,405	171,365
1/11/01	University Town Centre	7,956	8.25%	8.50%	8.75%	96,440	93,604	90,930
1/12/01	Valley Fair	16,457	7.25%	7.50%	7.75%	226,997	219,430	212,352
	Vancouver	8,270	8.75%	9.00%	9.25%	94,513	91,887	89,404
	West Covina	13,283	8.75%	9.00%	9.25%	151,804	147,587	143,598
	West Valley	748	12.25%	12.50%	12.75%	6,105	5,983	5,866
	West Valley Erwin St	350	12.25%	12.50%	12.75%	2,857	2,800	2,745
	Westland	2,562	11.75%	12.00%	12.25%	21,802	21,348	20,912

	Total	$218,738				$2,517,523	$2,446,560	$2,379,514
(1)
Appraised value.

LEHMAN BROTHERS

Appendix B—Detailed NAV Analysis

Net Asset Value Analysis—Mid West

			Cap Rate
	Budget NOI CY 2001	Upside Cap Rate	Base	Downside Cap Rate	Upside Valuation	Base Valuation	Downside Valuation
Crestwood	$13,663	8.75%	9.00%	9.25%	$156,144	$151,807	$147,704
Mid Rivers	10,606	8.50%	8.75%	9.00%	124,774	121,209	117,842
Northwest Plaza	13,968	9.25%	9.50%	9.75%	151,009	147,035	143,265
South County	7,638	9.00%	9.25%	9.50%	84,870	82,576	80,403
West County(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
West Park	4,844	11.75%	12.00%	12.25%	41,222	40,363	39,539

Total	$50,719				$558,019	$542,990	$528,754
(1)
Appraised value.

LEHMAN BROTHERS

Appendix B—Detailed NAV Analysis

Net Asset Value Analysis—East Coast

	Budget NOI CY 2001	Upside Cap Rate	Base Cap Rate	Downside Cap Rate	Upside Valuation	Base Valuation	Downside Valuation
Annapolis	$14,684	8.25%	8.50%	8.75%	$177,984	$172,749	$167,813
Connecticut Post	12,462	8.75%	9.00%	9.25%	142,418	138,462	134,719
Enfield	4,746	9.25%	9.50%	9.75%	51,313	49,963	48,682
Garden State Plaza	28,891	7.25%	7.50%	7.75%	398,495	385,211	372,785
Independence Mall	8,507	8.75%	9.00%	9.25%	97,228	94,527	91,972
Meriden	13,159	9.00%	9.25%	9.50%	146,216	142,264	138,520
Montgomery Mall	15,895	8.00%	8.25%	8.50%	198,685	192,664	186,998
South Shore	15,294	8.50%	8.75%	9.00%	179,931	174,790	169,935
Trumbull	17,405	8.50%	8.75%	9.00%	204,760	198,909	193,384
Wheaton	12,894	9.00%	9.25%	9.50%	143,262	139,390	135,722

Total	$144,014				$1,741,090	$1,689,709	$1,641,291

LEHMAN BROTHERS

Appendix B—Detailed NAV Analysis

Net Asset Value Analysis—Totals

	Downside Valuation	Base Valuation	Upside Valuation
	($ millions)
East Coast	$1,641	$1,690	$1,741
Mid West	529	543	558
West Coast	2,380	2,447	2,518

Operating Real Estate Assets	$4,550	$4,679	$4,817
Non-Operating Assets(1)	$108	$114	$120
Construction in Progress	111	111	111

Real Estate Assets	$4,769	$4,905	$5,048
Net Current Assets	(31)	(31)	(31)
Cash	44	44	44

Total Assets	$4,782	$4,917	$5,060
Corporate LOC	(233)	(233)	(233)
Capital Notes	(301)	(301)	(301)
Unsecured Bridge Facility	(150)	(150)	(150)
Capital America Secured Facility	(754)	(754)	(754)
Secured Debt—Wholly Owned	(1,042)	(1,042)	(1,042)
Secured Debt—Joint Venture	(414)	(414)	(414)
Preferred Stock (Liquidation Value)	(413)	(413)	(413)
Unrealized Loss on Hedge Instruments	(37)	(37)	(37)

Net Asset Value Before Liquidation Costs	$1,437	$1,572	$1,715
Costs of Liquidation(2)	(100)	(100)	(100)

Net Asset Value	$1,337	$1,472	$1,615
Common Shares Outstanding	87	87	87

NAV Per Share	$15.40	$16.96	$18.61

(1)
For certain assets that are scheduled for redevelopment, appraised value is a more appropriate measure of value.

(2)
Estimated costs of liquidation.

     LEHMAN BROTHERS

Appendix C—Price/Volume Chart

     LEHMAN BROTHERS

Appendix C—Price/Volume Chart

     LEHMAN BROTHERS

Appendix C—Price/Volume Chart

     LEHMAN BROTHERS

Appendix C—Price/Volume Chart

     LEHMAN BROTHERS

Appendix C—Price/Volume Chart

     LEHMAN BROTHERS

Appendix C—Price/Volume Chart

     LEHMAN BROTHERS

Appendix C—Price/Volume Chart

     LEHMAN BROTHERS

Appendix C—Price/Volume Chart

     LEHMAN BROTHERS

QuickLinks

Table of Contents
Company Capitalization Table(1)
Overall Ownership (Fully Diluted)
Premium to Transaction Price
Regional Mall REITs Comparable Analysis
Summary of Comps
Comparable Transaction Analysis
Net Asset Value
Dividend Discount Model
DDM Sensitivity Analysis—Price Per Share
Research Reports
Theoretical Price
Net Asset Value Analysis—West Coast
Net Asset Value Analysis—Mid West
Net Asset Value Analysis—East Coast
Net Asset Value Analysis—Totals